CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Management of the Fund — Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated December 22, 2010 relating to Williams Capital Government Money Market Fund for the fiscal year ended October 31, 2010, which is incorporated by reference in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A No. 333-98485 and 811-21186) of Williams Capital Government Money Market Fund.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
February 24, 2010